Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact: Greg Burns
(847) 402-5600

Allstate Elects Rich Hume to Board of Directors

NORTHBROOK, Ill., June 12, 2020 – The Allstate Corporation (NYSE: ALL) announced that Rich Hume, 60, Chief Executive Officer of Tech Data Corporation (NASDAQ: TECD), has been elected to Allstate’s board of directors effective June 12. As of that date, the Allstate board will stand at 11 directors.

“Rich is an accomplished leader with an extensive technology background who will help build on the strategic capabilities of Allstate’s board and support our Transformative Growth Plan,” said Tom Wilson, Chair, President and CEO. “He brings a passion for innovation and a deep knowledge of global business services that will be invaluable as Allstate grows by connecting consumers.”

“It’s an honor for me to be joining Allstate’s highly respected team of directors,” said Hume. “I look forward to helping to further shape the future growth of this iconic brand.”

Hume has served as CEO of Tech Data Corporation since 2018. He joined the Clearwater, Florida-based company in 2016 as chief operating officer. Prior to joining Tech Data, a provider of next-generation technologies to global clients, Hume spent 30 years at IBM, where he served most recently as general manager and COO of global technology services, leading operations for IBM’s $32 billion infrastructure and outsourcing services business

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

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